From the CHALLENGERS May 1, 2005
Letter to Stockholders of Alaska Air Group, Inc.
Who Really Owns Your Company?

Dear AAG Shareholders:

Who Owns? is the fundamental 64 million dollar question that shareholders have been waiting a long time to finally determine. Courtesy the rights of your stock ownership in this company, you now have an opportunity to vote on this critical question. To the best of our knowledge, you are the first shareholders to test what we feel is obvious: Stockholders own the company--not management. If you vote in sufficient numbers, we believe the shareholder proposals that appear on the ballot this year are binding on the AAG's Board of Directors, who must then enact them according to Delaware law within a reasonable period of time.

The board disagrees with us. But you must consider who we're dealing with. We are opposed by an incumbent board who over the last five years has ignored 13 majority shareholder votes, and who bluntly says in this year's proxy statement that it will ignore all majority votes on these 2005 proposals, too. We urge you to carefully read the CHALLENGER and AAG's proxy statements. How can such a fundamental conflict over how power is wielded at our companies finally be resolved? We can think of a four point progression:

First, the question has to be raised in the proper venue, a perfect one being the company's proxy statement, which passed SEC muster. The fact that these binding proposals appear in the company's proxy statement proves that the SEC did NOT agree with the company's arguments to exclude them. This doesn't mean that the SEC has endorsed these proposals. It means the SEC judged that shareholders could NOT be denied the right to vote on these matters.

Second, you, the shareholders, must vote in favor in sufficient numbers so as to carry the minimum majority-vote requirements required by the AAG's bylaws.

Third, the board will then have an important choice to make--to honor your directions, or once again disregard them.

Fourth, the issue may have to go to court.

Please understand that we are not advocating the fourth condition. We sincerely hope this will not be necessary, and the board will carry out its solemn duty to abide by majority votes of its shareholders. However, we will support any shareholder who steps forward to ensure justice.

We have assisted the worker-shareholder proposalists, and otherwise labored to offer an exciting alternative to shareholders voting or withholding only incumbent nominees on the company's proxy card or voting instruction form. We have fielded six CHALLENGERS, and you now have a candidate list of ten nominees to select from--four who will win election this year to the AAG board.

If you read our proxy statement carefully, you will find instructions that permit you to vote for the CHALLENGERS using the company's proxy card. For a long time it has been asserted that shareholders have the right to "write in" SEC-qualified candidates on the company's proxy card. Finally, this day has arrived. To the best of our knowledge, this is the first time the SEC has ever permitted the writing-in of opposition candidates on a corporate proxy card.

You may also vote the Challengers' electronic or paper Proxy Card and Voting Instruction Form found at https://votepal.com/a14defin0500429nemo.html

We believe that all knowledgeable shareholders realize that the issues in this proxy contest may be historic. It has taken decades for a proxy contest this significant to materialize in terms of deciding critical governance issues balancing power, which will ultimately determine how corporations will be governed in this new millennium.

If AAG shareholders fail to take advantage, we feel a vital opportunity will simply pass under the wing. You will have bought the board's argument: That stockholders have no home, are prohibited from democratically check-and-balancing corporate power, and have waived all rights as owner/participants to oversee the investment of their capital.

Respectfully,

The CHALLENGERS--Richard Foley, Steve Nieman, Dr. Bob Osborne, Terry Dayton, John Chevedden and Carl Olson